Exhibit 21

SUBSIDIARIES OF REGISTRANT

State or Jurisdiction of Incorporation or
Financial Institutions, Inc. Subsidiaries:
Five Star Bank	New York
Scott Danahy Naylon, LLC	New York
Courier Capital, LLC	New York

Five Star Bank Subsidiaries:
Five Star REIT, Inc.	New York